GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

June 26, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Acquires Additional Acreage on Uranium Prospect

Golden Patriot, Corp. ("GPTC") (OTCBB: GPTC) (Frankfurt Stock Exchange:GPU) wishes to announce that it has been informed by the operator that additional acreage has been claimed immediately north of the main target area bringing the total acreage to just over 700 acres including 26 BLM claims on the property.

GPTC also has recently been approached by a New York Stock Exchange listed gold company on a potential joint venture on one of the gold prospects GPTC holds.  Discussions are at the earliest stages and there is no guarantee that a deal will be completed at any time.

Brad Rudman, President of GPTC stated, "The Lucky Boy past producing uranium mine continues to be Golden Patriot’s most prized asset and holds the largest potential growth for the short and long term of the company. We plan to develop this property to the fullest extent, we clearly are moving forward with the plan of operations and are completing the requisite preliminary steps leading into a full scale drill program planned for the 3rd quarter of 2006.  There is enough cash on hand to fund the drill program and the stock is currently trading more than 50% below the year’s high despite being further along on our properties and now having a NYSE listed company considering joint venturing one of our gold prospects.  When you factor in the near highs on uranium and gold prices, these are very exciting times for Golden Patriot’s management and shareholders.”

One of the first uranium properties to go into production in Arizona, the Lucky Boy property has demonstrated open-pittable and heap-leachable characteristics. The property appears to be located in a non-environmentally sensitive area. Exploration and development potential is considered very high.

GPTC has interests in mineral properties involving uranium and gold mining.  To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.